For period ending  October 31, 2000	Exhibit 77D
File Number 811-5259

PaineWebber Global Income Fund

Item 77(D):

During the reporting period, PaineWebber
Global Income Fund entered into new
investment advisory arrangements that resulted in changes to its prospectus and Statement of Additional Information (SAI), each dated
March 1, 2000. Information regarding these changes is hereby incorporated by reference from the (1) prospectus supplement dated
October 10, 2000 (filed with the SEC on
October 10, 2000, Accession Number
0000912057-00-044265) and (2) SAI
supplement dated October 10, 2000 (filed with the SEC on October 24, 2000, Accession
Number 0000898432-00-000733). Registrants
SEC file numbers are 33-11025 and 811-5259.